Exhibit 99.1

Pinnacle Foods Elects New Board Member and Announces Changes to Board Committees

Mark Jung Joins Pinnacle Board of Directors

Parsippany, NJ, December 8, 2015 /PR Newswire/ - Pinnacle Foods Inc. (NYSE: PF) today announced changes to its Board of Directors, including the election of a new independent director and related changes to the composition of two Board committees.

On December 7, 2015, the Board elected Mark Jung, current consultant to ABRY Partners and the former chief executive officer of OnLive, as an independent director of the Company and a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Jung has a track record of leading and building companies with a strong digital and social media presence. He co-founded IGN Entertainment Inc. in 1999 and served as its chief executive officer from January 1999 to January 2006. Mr. Jung has also served as the chief operating officer of FOX Interactive Media, a Newscorp subsidiary. Mr. Jung has extensive experience steering companies and providing strategic counsel while sitting on the Boards of many public and private companies, including the Boards of Yodlee Inc., 3PAR Inc., Keynote Systems Inc., Vitacost.com Inc., and Vudu, Inc. He currently sits on the Board of the following privately held companies: Inmar, DataXu, InterviewStreet and WGT Media. Mr. Jung’s appointment to the Board and the Audit and Nominating and Corporate Governance Committees is effective December 8, 2015. Mr. Jung was introduced to Pinnacle Foods by Kingsley Gate Partners, the firm used to conduct the director search.

He replaces Prakash A. Melwani, senior managing director and chief investment officer of Blackstone’s private equity group, who stepped down from the Board, in light of Blackstone’s exit from their equity stake in Pinnacle Foods. Mr. Melwani served on the Pinnacle Foods Board for eight years and played an instrumental role in shaping the Company’s long-term vision and supporting Pinnacle’s successful transition to a public company.

Commenting on the announcement, Pinnacle Foods Chairman Roger Deromedi stated, “I am delighted to welcome Mark to our Board. He brings a depth of business and entrepreneurial experience that will provide us with valuable perspective. As we welcome Mark, on behalf of the entire Board and the Company, I want to thank Prakash for his invaluable insight, strategic guidance and dedicated service to both Pinnacle Foods and our shareholders since the IPO. Prakash was the architect of Blackstone’s acquisition of Pinnacle Foods in 2007 and is a true champion of the Company, making a significant, lasting impact.”

The composition of the Company’s Board committees is listed below. For more information about the Company’s Board members, please visit the Company’s website.

Audit Committee
Raymond Silcock (Chair)
Jane Nielsen
Micky Pant
Mark Jung

Compensation Committee
Jane Nielsen (Chair)
Ann Fandozzi
Raymond Silcock
Yannis Skoufalos

Nominating and Corporate Governance Committee
Ann Fandozzi (Chair)
Micky Pant
Yannis Skoufalos
Mark Jung

Media Relations:
Chris DaVault
Manager, External Communications
973-541-8620
MediaInquiries@pinnaclefoods.com

About Pinnacle Foods Inc.
In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine's 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 14 major categories in which they compete. Our Duncan Hines Grocery segment manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer's Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth's® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen segment manages brands such as Birds Eye®, gardein™, Birds Eye Steamfresh®, C&W®, McKenzie's®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp's® and Mrs. Paul's® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender's® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods segment manages Tim's Cascade Snacks®, Hawaiian® kettle style potato chips, Erin's® popcorn, Snyder of Berlin® and Husman's® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.